Exhibit 10.2

Execution Version

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT is dated as of July 28, 2023 (this “Agreement”), by and among each stockholder of Reata Pharmaceuticals, Inc., a Delaware corporation (the “Company”), set forth on Exhibit A hereto (each a “Holder” and collectively the “Holders”), Biogen Inc., a Delaware corporation (“Parent”), and River Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub, a wholly owned Subsidiary of Parent with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, as of the date hereof, each Holder Beneficially Owns (as defined below) such number of Shares of Class A Common Stock and Class B Common Stock set forth opposite such Holder’s name on Exhibit A hereto (with respect to each Holder, such Shares are referred to herein as such Holder’s “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and Merger Sub entering into the Merger Agreement, each Holder is entering into this Agreement with respect to its Subject Shares; and

WHEREAS, Parent and Merger Sub desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Shares (except as permitted in this Agreement), and to vote its Subject Shares that are outstanding as of the applicable record date in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. This Agreement is one of the “Support Agreements” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owner” means, in respect of a security, the Person(s) who Beneficially Own(s) such security.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation 13D-G thereunder.

“Immediate Family” means the spouse of an individual and the grandparents, parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as a child of his or her adoptive parent or parents (but only if he or she was adopted before he or she reached 21 years of age).

“Permitted Transferee” means, only in a Transfer without consideration, (1) any controlled Affiliate of such Holder which remains such, (2) a partner or member, active or retired, of such Holder or a stockholder of such Holder, (3) the estate of any such Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Holder, (4) a parent corporation or wholly-owned subsidiary of such Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Holder or a wholly-owned subsidiary of such parent, or (5) a member of the Immediate Family of such Holder.

“Transfer” means, in respect of a Holder’s Subject Shares, any direct or indirect: (1) offer, sale, lease, assignment, encumbrance, loan, pledge, gift, hedge, short sale, distribution, grant of a security interest, hypothecation, disposition or other similar transfer or disposal (including, for the avoidance of doubt, any deposit, submission or other tendering into any tender or exchange offer), change, limit or entry into or acquisition of any derivative arrangement, by operation of law or otherwise and whether voluntary or involuntary, (2) entry into any option, contract, agreement or other arrangement to do any of the foregoing in clause (1) and (3) entry into any swap or any other agreement, transaction or series of transactions that results in an amount of Subject Shares subject to Article III that is less than the amount of Subject Shares subject to Article III as of the date hereof (including, in the case of each of clauses (1), (2) and (3), through the Transfer of any Person or any interest in any Person).

ARTICLE II

AGREEMENT TO RETAIN SHARES

2.1 Transfer and Encumbrance of Shares.

(a) From the date hereof until the Termination Date (as defined below), each Holder shall not (i) Transfer any of its Subject Shares except as permitted by this Agreement, (ii) deposit any of its Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Subject Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or (iii) give instructions with respect to the voting of any of its Subject Shares in any manner that is inconsistent or otherwise take any other action with respect to any of its Subject Shares that would in any way restrict, limit or interfere with the performance by such Holder of its obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding Section 2.1(a), each Holder may Transfer its Subject Shares:

(i) to one or more of its Affiliates or Permitted Transferees who, as a condition to the consummation of such Transfer, executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume such Holder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as such Holder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Shares transferred as such Holder shall have made hereunder;

(ii) with the prior written consent of Parent; or

(iii) in connection with the satisfaction of the exercise price or a withholding tax liability incident to the vesting, exercise or settlement of any Company Stock Awards.

2.2 Additional Purchases; Adjustments. Each Holder agrees that any Shares and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted such Holder’s Subject Shares as of the date hereof. Each Holder agrees that, in the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to resulting securities that are Beneficially Owned by such Holder.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Holder’s Subject Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

2.4 No Conversion of Class B Common Stock. Except in connection with Transfers permitted under Section 2.1(b)(ii), each Holder agrees that, without the prior written consent of Parent, such Holder shall not, prior to the Termination Date, convert, or permit or cause to be converted, any Class B Common Stock Beneficially Owned by such Holder into Class A Common Stock. Any conversion of Class B Common Stock in violation of this Section 2.4 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported conversion on the share register of the Company.

ARTICLE III

AGREEMENT TO VOTE

3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause such Holder’s Subject Shares that are outstanding as of the applicable record date to be counted as present thereat for purposes of establishing a quorum, and vote, or cause to be voted at such meeting, all such Subject Shares:

(a) in favor of (A) the adoption of the Merger Agreement and, without limiting the penultimate sentence of this Section 3.1, any amended and restated Merger Agreement or amendment to the Merger Agreement (the “Merger Proposal”), and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (B) any proposal to adjourn or postpone any such meeting of the stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Proposal;

(b) against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or matters contemplated by the Merger Agreement; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (C) any action or agreement that would reasonably be expected to result in (1) any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled or (2) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s organizational documents); and (D) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by such Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in contravention of this Section 3.1 shall be null and void ab initio. If such Holder is the Beneficial Owner, but not the holder of record, of any of its Subject Shares, such Holder agrees to take all actions necessary to cause such holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted) any of its Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the Outside Date or otherwise adversely affects such Holder (in its capacity as a stockholder of the Company) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to consent to or vote such Holder’s Subject Shares as set forth in Section 3.1. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to its Subject Shares (and such Holder hereby represents that any such proxy is revocable). The proxy granted by each Holder shall be automatically revoked upon the occurrence of the Termination Date, and Parent may further terminate this proxy at any time at its sole election by written notice provided to such Holder. Each Holder understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement and hereby affirms that the irrevocable proxy set forth in this Section 3.2 is given to secure the performance of the duties of such Holder under this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Waiver of Appraisal Rights; Litigation. To the fullest extent permitted by law, each Holder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal (including under Section 262 of the DGCL) relating to the Merger that such Holder may have by virtue of the ownership of any of its Subject Shares or otherwise. Each Holder further agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates or Representatives and each of their successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

4.2 Further Assurances. Each Holder agrees that from and after the date hereof and until the Termination Date, such Holder shall and shall cause its controlled Affiliates to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder or such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. Each Holder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Ownership. As of the date hereof, such Holder does not own Beneficially Own any Shares any other shares of capital stock or other equity of the Company, other than such Holder’s Subject Shares listed opposite such Holder’s name or otherwise disclosed on Exhibit A. Such Holder is the sole record and beneficial owner of all of such Holder’s Subject Shares, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise Transfer such Subject Shares), except as provided under this Agreement, as noted on Exhibit A, or pursuant to any applicable restrictions on transfer under the Securities Act and, as to such Subject Shares that are subject to vesting or forfeiture, except as provided in the applicable benefit plans and award agreements of the Company.

(b) Power to Vote and Dispose of Shares. Such Holder has, with respect to its Subject Shares, power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement, take all actions required under this Agreement and Transfer its Subject Shares. Other than this Agreement, other than with respect to the Group of which the Holder is part, and other than applicable benefit plans and award agreements of the Company with respect to its Subject Shares that are subject to vesting or forfeiture, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of its Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of its Subject Shares.

(c) Organization; Authority. If such Holder is an entity, such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. If such Holder is an individual, such Holder has all necessary legal capacity, power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms except to the extent that enforceability may be limited by the Enforceability Exceptions; and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(d) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder or by which any of such Holder’s Subject Shares are bound; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates or by which any of such Holder’s Subject Shares are bound; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(e) Consents and Approvals. Neither the execution and delivery by such Holder of this Agreement, nor the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority or other Person, except such filings and authorizations as may be required under the Exchange Act.

(f) Absence of Litigation. To the knowledge of such Holder, as of the date hereof, there is no Legal Proceeding pending against, or threatened in writing against, such Holder that would reasonably be expected, individually or in the aggregate, to have an adverse effect on such Holder’s ability to satisfy its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(g) Absence of Other Voting Agreements. None of the Subject Shares of such Holder is subject to any voting trust, proxy or other agreement, arrangement or restriction or other Lien with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents, as contemplated by this Agreement, or as disclosed in the Schedule 13D, as amended, currently filed by such Holder with respect to the Company. None of the Subject Shares of such Holder is subject to any pledge agreement pursuant to which such Holder does not retain voting rights with respect to its Subject Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any action that would violate Section 5.2 of the Merger Agreement as if such Holder were deemed to be the Company for purposes of the Section 5.2 of the Merger Agreement. Notwithstanding the foregoing, in the event that the Company participates in discussions or negotiations with a Person regarding an Acquisition Proposal in accordance with Section 5.2 of the Merger Agreement, such Holder and/or any of its Representatives may engage in discussions or negotiations with such Person, provided that the Company remains at all times in full compliance with its obligations under Section 5.2 of the Merger Agreement.

6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the individual and entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Holder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Holder in the voting or disposition of any Subject Shares, except as otherwise expressly provided herein.

6.4 Disclosure. Each Holder agrees that it will not, and will cause its controlled Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, make any public announcement or other communication to a third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except (a) to Affiliates and Representatives of such Holder or (b) as may be required by applicable Law (provided that, to the extent it is reasonably practicable and permitted by applicable Law, reasonable notice of any such disclosure required by applicable Law will be provided to Parent, and such Holder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent in obtaining confidential treatment with respect to such disclosure, in each case, at Parent’s sole cost and expense). Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of its Subject Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each Holder agrees to, as promptly as reasonably practicable, give the Company and Parent any information with respect to such Holder’s Beneficial Ownership of its Subject Shares as the Company and Parent may reasonably require for the preparation of any such disclosure documents, and such Holder agrees to promptly notify the Company Parent of any required corrections with respect to any such information supplied by such Holder specifically for use in any such disclosure document, if and to the extent that any such information shall have, to the knowledge of such Holder, become false or misleading in any material respect.

6.5 Termination. This Agreement shall terminate at the earliest of: (i) the delivery of a written notice to Parent of a Company Board Recommendation Change in accordance with Section 5.3 of the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the Effective Time (such date, the “Termination Date”); provided that Section 4.1 and this Article VI, shall survive the termination of this Agreement. Neither the provisions of this Section 6.55 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

6.6 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

6.7 Reliance. Each Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

6.8 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

6.9 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

6.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 6.10):

(a) If to any Holder, to the address or electronic mail set forth for such Holder on Exhibit A hereto.

(b) if to Parent or Merger Sub, to:

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Chief Legal Officer

Email: legaldepartment@biogen.com

River Acquisition, Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Chief Legal Officer

Email: legaldepartment@biogen.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza Saeed; Mark Greene; Aaron Gruber; Bethany Pfalzgraf

Email: fsaeed@cravath.com; mgreene@cravath.com;

agruber@cravath.com; bpfalzgraf@cravath.com

6.11 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of a Holder means the actual knowledge of such Holder, if such Holder is an individual, or any officer of such Holder after due inquiry, if such Holder is an entity, and the “knowledge” of Parent or Merger Sub means the actual knowledge of the executive officers of Parent without investigation or further inquiry. As used herein, (a) “business day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act, and (b) an “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any Holder; provided, further, that, for the avoidance of doubt, any member of a Holder shall be deemed an Affiliate such Holder; and provided, further, that an Affiliate of a Holder shall include any investment fund, vehicle or holding company of which such Holder or an Affiliate thereof serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of a Holder shall not include any portfolio company or other investment of such Holder or any Affiliate of such Holder.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing in this Section 6.12, this Agreement shall not be effective unless and until the Merger Agreement is executed and delivered by all parties thereto.

6.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.14 Entire Agreement. This Agreement (including any exhibits hereto), the Merger Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.15 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.10 or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.15 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void ab initio. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

6.17 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.5, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.177, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 6.177. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.177, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.18 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

6.19 Liability. The rights and obligations of each of the Holders under this Agreement shall be several and not joint. All references to actions to be taken by the Holders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Holders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Holder’s failure to perform its obligations hereunder, Parent agrees that no Holder (in its capacity as a Holder of its Subject Shares) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that the Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Holder’s failure to perform its obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

BIOGEN INC.

By:	/s/ Christopher A. Viehbacher
Name:	Christopher A. Viehbacher
Title:	President and Chief Executive Officer

RIVER ACQUISITION, INC.

By:	/s/ Michael Dambach
Name:	Michael Dambach
Title:	Authorized Signatory

[Signature Page to the Voting and Support Agreement]

HOLDERS:

/s/ J. Warren Huff
Name:	J. Warren Huff

THE 2021 JWH GRAT

By:	/s/ J. Warren Huff
Name:	J. Warren Huff
Title:	Trustee

[Signature Page to the Voting and Support Agreement]

Exhibit A

Ownership of Company Shares

Name, Address and Email of Holder	No. of Shares of Class A Common Stock[1]	No. of Shares of Class B Common Stock
J. Warren Huff [2]	688,608	623,904
c/o Reata Pharmaceuticals, Inc. 5320 Legacy Drive
Plano, Texas 75024
Warren.huff@reatapharma.com
The 2021 JWH GRAT	10,398	0
c/o Reata Pharmaceuticals, Inc. 5320 Legacy Drive
Plano, Texas 75024
Warren.huff@reatapharma.com

[1]

Each share of Class B Common Stock may be converted at the option of the holder into a shares of Class A Common Stock at any time. Accordingly, each Holder listed on this Exhibit A has beneficial ownership of the number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock beneficially owned by such Holder and Class A Common Stock totals include all shares of Class B Common Stock beneficially owned on as as-converted basis.

[2]

Consists of 19,934 shares of Class A Common Stock and 212,903 shares of Class B Common Stock held by Mr. Huff (which consist of 9,534 shares of Class A Common Stock over which he exercises sole voting and investment control, 10,398 shares of Class A Common Stock in a trust for which Mr. Huff has shared voting and investment control, and 212,903 shares of Class B Common Stock over which he exercises sole voting and investment control); 33,333 shares of Class A Common Stock issuable pursuant to currently exercisable stock options and 411,001 shares of Class B Common Stock issuable pursuant to currently exercisable stock options; and 9,177 shares of Class A Common Stock issuable pursuant to stock options and 2,260 restricted stock units representing shares of Class A Common Stock that will become exercisable or settle within 60 days after July 27, 2023.